EXHIBIT 10.1
350 Palladium Drive
Ottawa, Ontario
(Building)
SUBLEASE AGREEMENT
Between:
ZixCorp Canada, Inc.
(Subtenant)
and
Intelligent Photonics Control Corp.
(Sublandlord)
May 20, 2005
Colliers Macaulay Nicolls (Ontario) Inc.

SUBLEASE AGREEMENT
This Sublease is made as of May 20, 2005 between
INTELLIGENT PHOTONICS CONTROL CORP.
as “Sublandlord”
and
ZIXCORP CANADA, INC.
as “Subtenant”
RECITALS
A. WHEREAS, Intelligent Photonics Control Corp. entered into that certain lease with Elk Property Management Limited (“Head Landlord”) dated January 13, 2004 (the “Head Lease”), a copy of which is attached hereto as Schedule “B”, whereby Sublandlord leased that certain land and part of the building known as 350 Palladium Drive, City of Ottawa, Province of Ontario, consisting of approximately 13,154 rentable square feet (“Premises”), with such other rights as may be more fully described in the Head Lease. The Head Landlord has since remeasured the Premises at 13,209 rentable square feet;
B. WHEREAS, Sublandlord desires to sublease a portion of the Premises to Subtenant and Subtenant desires to sublease a portion of the Premises from Sublandlord, all upon the terms and conditions of this Sublease.
     NOW THEREFORE THIS INDENTURE WITNESSES that in consideration of the rents, covenants, obligations and agreements reserved and contained in this Sublease, the Sublandlord subleases a portion of the Premises comprising an area of approximately 8400 rentable square feet, comprising approximately 7300 rentable square feet of Office Area plus 1100 square feet (50%) of the Common Areas, situated on the second floor of 350 Palladium Drive, Ottawa, Ontario, (the “Subleased Premises”), as shown on Schedule “A” attached hereto, through Colliers Macaulay Nicolls (Ontario) Inc., (the “Subtenant’s Agent”) and Coldwell Banker Commercial First Ottawa Realty (the Sublandlord’s Agent), to the Subtenant on the following terms and conditions:
SECTION 1 — SUBLEASED PREMISES
(1) The Subtenant shall use the Subleased Premises solely for general office purposes. Sublandlord represents that the Subleased Premises may be used for such purposes without contravening any zoning or other applicable laws, by-laws and regulations.
     The Subtenant acknowledges that it has inspected the Subleased Premises prior to taking possession of them, that the Subleased Premises are being accepted in an “as is” condition, that the taking of possession of the Subleased Premises is conclusive evidence as against the Subtenant that, at the time of possession, the Subleased Premises were acceptable and that that there is no promise, representation or undertaking by or binding upon the Sublandlord with respect to any alteration, remodelling or decoration of the Subleased Premises or the installation of equipment, fixtures or leasehold improvements in the Subleased Premises, save and except for the following work to be done by the Sublandlord at its sole cost:
•	All damaged/discolored/inconsistent ceiling tiles to be replaced to match building standard; and

•	A general cleanup of the Premises; and

•	Installation of four (4) office grade doors and doorframes as shown on Schedule “A”, more specifically described as follows:
     ➢ Door, doorframe, and drywall installed to the ceiling (or other secure material agreed to by both parties) above doorframe to be installed between conference rooms will be badge in to Subleased Premises from common area and push bar to exit from Subleased Premises
     ➢ Door, doorframe, and drywall installed to the ceiling (or other secure material agreed to by both parties) above doorframe to be installed beside server room and Subleased Premises will be badge in to Subleased Premises and push bar to exit from Subleased Premises
     ➢ Door, doorframe, and drywall installed to the ceiling (or other secure material agreed to by both parties) above doorframe to be installed between lunchroom and Subleased Premises will be badge in from cafeteria in to Subleased Premises and push bar to exit from Subleased Premises
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     ➢ Door, doorframe, and drywall installed to the ceiling (or other secure material agreed to by both parties) above doorframe to be installed adjacent to cafeteria separating Subtenant and Sublandlord will remain locked at all times, but will open in case of fire alarm; and
•	Providing access card(s) and programming access system to allow Subtenant access to the shared server room.
     The work listed above will be completed by the Sublandlord at least 45 days prior to the Commencement Date and available for inspection by the Subtenant.
(2) The Subtenant shall be entitled to the same parking privileges on the same terms as are provided to the Sublandlord, as Tenant, under the Head Lease.
(3) The final Basic and Additional Rent shall be subject to adjustment based on the actual Rentable Area of the Subleased Premises as determined from time to time by the Sublandlord and/or the Head Landlord’s architect in accordance with BOMA standard (ANSI/BOMA Z65.1-1996). The Subleased Premises are as shown in Schedule “A” attached hereto and forming part of this agreement. The Subtenant will have exclusive use to the area highlighted in blue; the Subtenant will have shared access to the common areas highlighted in yellow, more specifically the Entrance/Lobby, Washrooms, Cafeteria/Lunchroom, and Server Room measuring approximately 2200 square feet (collectively the “Common Areas”); the Subtenant will not have access to the remainder (non-shaded) of the Premises which will be occupied by the Sublandlord.
(4) The Subtenant may make any necessary interior alterations and install any new leasehold improvements in the Subleased Premises at its own expense, subject to (i) both the Sublandlord’s and Head Landlord’s prior written approvals (not to be unreasonably withheld) of the Subtenant’s plans and specifications, (ii) compliance with the terms of the Head Lease, and (iii) compliance with all applicable municipal and governmental regulations. The Subtenant shall use the Landlord’s contractors for the Subtenant’s work or receive specific approval of the Subtenant’s contractors from the Landlord, such approval not to be unreasonably withheld, prior to any work being conducted within the Subleased Premises.
     The Subtenant may remove its trade fixtures and chattels at the end of the Term, if it is not in default under this Sublease and subject to compliance with the terms of the Head Lease. If required by the Head Landlord under the Head Lease, the Subtenant shall demolish or remove at the end of the Term any alterations or improvements made to the Subleased Premises by the Subtenant.
SECTION 2 — TERM
     The term of this Sublease (the “Sublease Term”) shall be for a period of Three (3) years and Ten (10) months commencing September 1, 2005 the (the “Commencement Date”) and ending at 11:59 PM on June 30, 2009, (the “Termination Date”)
SECTION 3 — BASIC RENT
     Based on the Subleased Premises containing approximately eight thousand four hundred (8400) square feet of Rentable Area, the Subtenant shall pay to the Head Landlord the following minimum rent (the “Basic Rent”) payable in advance on the 1st day of each and every month during the Sublease Term in accordance with the following schedule:
Years 1 to 4 $5.00 net per square foot per annum. All dollar amounts stated in this Sublease Agreement are in Canadian currency.
SECTION 4 — ADDITIONAL RENT
     The Subtenant shall pay its proportionate share of the real estate taxes, operating expenses, and utilities attributable to the Premises (the “Additional Rent”), payable to the Head Landlord in advance on the 1st day of each and every month during the Sublease Term. This cost is estimated at Eleven Dollars Fifty Six Cents ($11.56) per square foot per year for the year ending December 31, 2004. This cost is subject to adjustment at year-end in accordance with the terms of the Head Lease. For clarification purposes, Additional Rent for the calendar year 2005 is $12.09 per square foot.
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With respect to cleaning services, the Subleased Premises will be vacuumed by the Head Landlord’s contracted cleaning service and refuse will be removed from containers within the Subleased Premises pursuant to the provisions of the Head Lease. The Subtenant and Head Landlord to agree on cleaning services by way of a separate Side Letter separate from and outside the terms and conditions of this Sublease Agreement.
SECTION 5 — GOODS AND SERVICES TAX
     The Goods and Services Tax (GST) is not included in any of the rental calculations contained in this agreement. The Head Landlord will collect said GST from the Subtenant on a regular monthly basis throughout the Sublease Term.
SECTION 6 — FIT-UP PERIOD
     The month of August 2005 will be deemed a “fit-up” period. During this period there shall be no Basic Rent or Additional Rent payable by the Subtenant though the Subtenant shall be permitted to occupy those areas not affected by the fit-up, provided the Subtenant establishes the insurance in accordance with the Head Lease and provides the Sublandlord with a copy of said insurance policy.
SECTION 7 — DEPOSIT
     A deposit equal to two (2) month’s Basic Rent and Additional Rent plus G.S.T. (the “Deposit”) being Twenty Five Thousand Six Hundred Dollars Eighty Two Cents ($ 25,600.82) payable to “Coldwell Banker First Ottawa — In Trust”, the Sublandlord’s Agent, shall be tendered within three (3) business days following acceptance of this Sublease Agreement and the waiver of all conditions thereto, to be held by the Agent in trust for both parties. Whereupon the parties hereby authorize and direct the Sublandlord’s Agent to release the Deposit from trust and apply the Deposit to the commissions payable to both the Sublandlord’s Agent and Subtenant’s Agent pursuant to this Sublease Agreement, and to pay the balance of the Deposit, if any, to the Sublandlord. The Sublandlord’s Agent shall advise the Sublandlord in writing of such application and the Sublandlord shall be immediately deemed to have applied the entire amount of the Deposit (including commissions payable to the Agents) in payment of the first month’s and last month’s (June 2009) Basic Rent and Additional Rent due hereunder without interest.
SECTION 8— SUBTENANT’S COVENANTS
     The Subtenant covenants with the Sublandlord as follows:
(1) To pay the Basic Rent and Additional Rent as provided in this Sublease.
(2) To perform and observe all covenants to be observed and performed by the Sublandlord as Tenant under the Head Lease. The Subtenant shall not do or cause to be done or suffer or permit any act to be done, which would or might cause the Head Lease, or the rights of the Sublandlord as Tenant under the Head Lease to be endangered, cancelled, terminated, forfeited or surrendered, or which would or might cause the Sublandlord as Tenant under the Head Lease to be in default under the Head Lease or liable for any damage, claim or penalty. The Subtenant agrees to defend, indemnify and hold the Sublandlord harmless from and against any and all expense (including, but not limited to, reasonable legal fees), loss, claims or liability arising out of the Subtenant’s use and possession of the Subleased Premises or the Subtenant’s breach of this Sublease.
(3) The Subtenant covenants with the Sublandlord to take out and maintain, at the sole cost and expense of the Subtenant, from and after the date the Subtenant takes occupancy of the Subleased Premises, insurance in accordance with the obligations of the Sublandlord as Tenant under the Head Lease. Prior to taking occupancy of the Subleased Premises, the Subtenant shall furnish to the Sublandlord, or at the Sublandlord’s option, directly to the Head Landlord, certificates of a policy or policies of an insurance company or companies reasonably acceptable to the Sublandlord evidencing that the required coverage has been obtained.
SECTION 9 — SUBLANDLORD’S COVENANTS
     The Sublandlord covenants with the Subtenant as follows:
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(1) To pay, in accordance with the terms of the Head Lease, the Basic Rent and Additional Rent payable under the Head Lease;
(2) That the Head Lease is presently in full force and effect and in good standing and all Rent and other payments required to be made thereunder will be made to the Head Landlord on the Commencement Date.
(3) That the Subtenant will be provided with sufficient access security cards to provide Subtenant with proper secured access to the Subleased Premises. The access security cards will be provided at no charge to the Subtenant, except the Subtenant shall provide a Card Deposit in the amount of Fifty Dollars ($50.00) per card to the Sublandlord, such deposit to be returned to the Subtenant upon completion of the Sublease Term.
SECTION 10 — HEAD LEASE TO APPLY
     The rights that the Subtenant is granted by virtue of the Head Lease shall exist only against the Head Landlord. The Sublandlord shall have no duty to perform any obligations of the Head Landlord and shall under no circumstances be responsible or liable to the Subtenant for any default, failure or delay on the part of the Head Landlord in the performance of any obligations under the Head Lease, nor shall any default of the Head Landlord affect this Sublease or waive or defer the performance of any of the Subtenant’s obligations under it. However, in the event of any default or failure of performance by the Head Landlord, the Sublandlord agrees upon notice from the Subtenant, to make demand upon the Head Landlord to perform its obligations under the Head Lease.
SECTION 11 — DEFAULT
     If the Subtenant defaults in the performance of any of its obligations under this Sublease and does not remedy its default at least five (5) days prior to the expiry of the applicable cure period (if any) provided in the Head Lease, the Sublandlord shall have the same rights and remedies against the Subtenant as the Head Landlord has against the Sublandlord as Subtenant, under the Head Lease.
SECTION 12 — LIMITED SIX MONTH NON-DISTURBANCE OF SUBTENANT
     As part of this Sublease Agreement, on or before the seventh (7th) calendar day following acceptance of this agreement, the Sublandlord shall request the terms under which a non-disturbance agreement from the Head Landlord in favour of the Subtenant may be procured whereby to the effect that Subtenant shall not be disturbed in its use, occupation, or possession of the Subleased Premises or its rights under this Sublease Agreement by any mortgagor, chargor, encumbrancer, or the Sublandlord for any reason provided that the Subtenant shall not be in breach of any of its covenants or obligations under this Sublease Agreement. The Sublandlord further agrees with the Subtenant to reveal, by written or verbal communication, the terms under which the Head Landlord shall agree, or not, to the Non-disturbance agreement. On or before the end of business on the seventh (7th) business day following acceptance of this agreement, in the event the Sublandlord cannot or will not agree to the terms under which the Head Landlord will approve the non-disturbance agreement, the Subtenant shall be so notified by the Sublandlord in writing and the Subtenant at its sole discretion may render this Agreement null and void.
SECTION 13 — ASSIGNMENT
     The Subtenant shall not assign this Sublease Agreement or sublet the whole or any part of the Subleased Premises or permit the Subleased Premises or any part of them to be used or occupied by others or mortgage or encumber this Sublease, in each case without the prior written consent of the Head Landlord (under and subject to the terms of the Head Lease) and the Sublandlord. The consent of the Sublandlord shall not be unreasonably withheld or delayed. Notwithstanding any assignment or subletting by the Subtenant permitted under this Sublease Agreement, the Subtenant shall continue to be responsible for all of the obligations of the Subtenant under this Sublease Agreement.
SECTION 14 — WAIVER
     One or more waivers of any covenant or condition by the Sublandlord shall not be construed
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as a waiver of a subsequent breach of the same or any other covenant or condition and the consent or approval by the Sublandlord to or of any act of the Subtenant requiring the Sublandlord’s consent or approval shall not be construed to waive or render unnecessary the Sublandlord’s consent or approval to or of any subsequent similar act by the Subtenant.
SECTION 15 — NOTICE
     Any notice, request or demand required or permitted to be given under this Sublease Agreement will be sufficiently given if personally served or mailed by prepaid registered mail as follows:

(a) to the Sublandlord at:	Intelligent Photonics Control Corp. 350 Palladium Drive, Suite 200 Kanata, On K2V 1A8

Attention: Richard White, CEO

Phone: 613 599 8821 Ext. 123 Fax: 613 599 1205 Cell: 613 858 9568

(b) to the Subtenant at:	ZixCorp Canada

7 Capella Court, 3rd floor Ottawa, ON K2E 7X1

Attention: Mr. Russell Morgan, President Phone: 613 288 2469 Fax: 613 224 3979
     Any notice that is personally served shall be deemed to have been received on the date on which it is served and any notice that is mailed shall be deemed to have been received on the third business day following the date of mailing, except that in the event of any actual or apprehended stoppage or slowdown of the postal system due to any labour dispute, notices shall be considered to have been given only on the date of actual delivery.
SECTION 16 — EFFECT
     This Sublease Agreement shall be binding upon the parties to it, their respective successors and permitted assigns and may not be altered, amended or modified except by written instrument executed by each of the parties.
SECTION 17 — DELIVERY BY FAX
     Any party may deliver an executed copy of this Sublease Agreement by fax, but that party shall immediately deliver to the other parties an originally executed copy of this Sublease Agreement.
SECTION 18 — GOVERNING LAW
     This Sublease will be construed and governed by the laws of the Province of Ontario.
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SECTION 19 — HEAD LANDLORD’S CONSENT
     This Sublease is conditional on the approval of the Head Landlord pursuant to the terms of the Head Lease in accordance with the Landlord’s Consent attached hereto as Schedule “C”. If this condition is not satisfied within ten (10) business days following mutual acceptance of this Sublease, then this Sublease shall be null and void and of no further force or effect.
SECTION 20 — FURNITURE
     The Subtenant shall have access to and be granted use of all furniture currently in the Subleased Premises during the entire term and any renewal periods including any expansion space taken during the term of the Sublease. The furniture included in this Sublease Agreement will be as depicted in the Subleased Premises on Schedule “A” attached hereto.
     The Subtenant will be granted an Option to Purchase the Furniture at the Termination Date, provided the Subtenant is not in default under this Sublease Agreement and occupies the Subleased Premises for the entire Sublease Term, at a purchase price to be mutually negotiated within the last 90 days of the Sublease Term; failing which the Furniture will remain the sole property of the Sublandlord and the Subtenant shall return the Furniture to the Sublandlord is good working condition, repairing any damages to the Furniture, normal wear and tear excluded.
     By way of a separate side letter, the Sublandlord will agree to assign ownership of the furniture contained in the Subleased Premises to the Subtenant for the duration of the Sublease Term. The assignment will revert back to the Sublandlord on the last day of the Sublease term, and the Subtenant will have the right to purchase the furniture under the terms stated above. Both parties acknowledge that the purpose of the side letter is to ensure that the Subtenant will not forfeit use of the furniture during the Sublease term in the event that the Sublandlord is in a position of default under the Head Lease.
SECTION 21- SIGNAGE
     The Subtenant will receive the “building” signage rights currently available to the Sublandlord in the Head Lease. There shall be no leasing fee for this right, however, any costs associated with such signage will be the Subtenant’s sole responsibility.
     The Sublandlord shall retain its current pedestal signage and offer the Subtenant the Sublandlord’s right to Building Signage plus the right of first refusal to the Sublandlord’s pedestal signage when such opportunity becomes available. The Subtenant shall obtain the Landlord’s prior written approval for the design, size, location and placement of the Building Signage it intends to place on the building. For clarification purposes, The Subtenant will have the right to place its name or logo on the south exterior facade and the west exterior fagade of the building; more specifically, with respect to the west exterior fagade, only over the windows on the part of the fagade that protrudes from the balance of the west facade.
SECTION 22 — OPTION TO LEASE ADJOINING SPACE
     Provided the Subtenant is not been in breach of its covenants and obligations under the Sublease, the Sublandlord hereby grants to the Subtenant the option to lease any adjoining space within the Premises, on any floor in the Building, which becomes available for lease. Said option is subject to any other rights of other Subtenants. The Sublandlord agrees to deliver to the Subtenant notice in writing identifying the available space and the date on which it will be available. The Subtenant shall have seven (7) days from the date of such notice within which to exercise the option to sublease. The term of the Sublease of the said adjoining space shall commence on the date mutually agreed upon by Sublandlord and Subtenant. The Gross Rent payable on the said space shall be at the current Gross Rent in this Sublease. The Subtenant shall not have the right to assign this option to lease adjoining space except in conjunction with a permitted assignment of all its rights under this Sublease.
SECTION 23 — CONDITIONAL UPON SUBTENANT EXECUTIVE COMMITTEE APPROVAL
     This Sublease Agreement is conditional for ten (10) business days after acceptance by both parties for the benefit of the Subtenant to obtain final Subtenant Executive Committee approval. This
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condition may be waived by the Subtenant at any time by giving notice in writing to the Sublandlord. If the Subtenant does not waive this condition upon written notification to the Sublandlord, this Sublease Agreement shall become null and void
SECTION 24 — USE OF COMMON AREAS
     Throughout the Term of this Sublease Agreement, the Subtenant shall have continuous, shared access to the Common Areas identified in Recital B above, if both the Subtenant and Sublandlord are not in default under the Head Lease.
     As part of the ‘non-disturbance’ requirement by the Subtenant, as described herein in Section 12, if the Sublandlord is ever in a position of default, the Head Landlord will guarantee continuous shared use of the Common Areas or the right of exclusive access to the Common Areas under this Sublease or any subsequent new Head Lease negotiated between the Subtenant and the Head Landlord, subject to Section 12 of this Sublease Agreement. The parties acknowledge that the issues contained in this paragraph will be dealt with exclusively in the Head landlord’s Consent document and, as such, the Sublandlord has no jurisdiction to guarantee any such action(s) under this Sublease Agreement.
     Under any circumstance, should the Sublandlord withdraw the Subtenant’s right to access the common areas identified in Recital B, the Subtenant will be granted the right to terminate this Sublease Agreement with ninety (90) days written notice to the Sublandlord. Under the above circumstances, there shall be no penalty payable if an early termination is requested by the Subtenant.
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SECTION 25 ACCEPTANCE
     This Sublease Agreement shall be irrevocable by the Sublandlord and open for acceptance by the Subtenant until 4:00 p.m. on the 25th day of May 2005, after which time, if not accepted, this Sublease shall be null and void.
In witness of which the parties have executed this Sublease.

ZIXCORP CANADA, INC.

Dated this 19 day of May, 2005

	By:	/s/ R. Morgan

Name: R. MORGAN
Witness		Title: PRESIDENT, ZIXCORP CANADA
I/We have authority to bind the Corporation.

INTELLIGENT PHOTONICS CONTROL CORP.

Dated this 19 day of May, 2005

	By:	/s/ Richard White

Name: RICHARD WHITE
Witness		Title: PRESIDENT & CEO, IPC
I/We have authority to bind the Corporation
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Schedule “A”
Plan of Subleased Premises
350 Palladium Drive, 2nd Floor
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Schedule “B”
Head Lease
350 Palladium Drive
Ottawa, ON
A copy of Head Lease is herein acknowledged as having been provided by the Sublandlord to the Subtenant.
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Schedule “C”
Landlord’s Consent to Sublease

TO:	Intelligent Photonics Control Corp.

(“SUBLANDLORD”)
AND TO:	ZixCorp Canada, Inc.

(“SUBTENANT”)
WHEREAS by a lease expiring on June 30, 2009 (“Head Lease”) made between Elk Property Management Limited (“Head Landlord”) and Intelligent Photonics Control Corp. (“Sublandlord”), the Head Landlord leased to the Sublandlord certain premises comprising 13,154 square feet (“Premises”) representing the entire building municipally known as 350 Palladium Drive, Ottawa, Ontario which premises are more particularly described in the Head Lease;
AND WHEREAS the Sublandlord and the Subtenant have agreed to enter into a Sublease for approximately 8,000 square feet, representing a portion of the Premises as evidenced by the executed Sublease Agreement dated May 20, 2005, subject to the consent of the Landlord;
NOW THEREFORE in consideration of the sum of Five Dollars ($5.00) now paid to the Landlord and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Landlord, the Landlord:
1)	consents to the Sublease by the Sublandlord to the Subtenant of the Subleased Premises, provided that this consent shall not be deemed to authorize any further or other assignment or subletting with respect to the Head Lease or the Sublease and shall not be deemed to release the Sublandlord from any of their obligations under the Head Lease;

2)	consents to the use of the Subleased Premises for the purposes of office space only;

3)	acknowledges that the Head Lease is a good, valid and subsisting lease and is presently in good standing and to the knowledge of the Landlord as of the date hereof there is no existing default under the Head Lease by either the Landlord or the Sublandlord;

4)	agrees that no further amendments will be made to the Head Lease which will have a detrimental affect on the rights and obligations of the Subtenant without the prior written consent of the Subtenant; and

5)	in the event of early termination of the Head Lease for any reason, including the default of the Tenant, the Landlord agrees to be bound by the terms of the Sublease as if it was the Sublandlord under the Sublease; and
IN WITNESS WHEREOF, the Landlord consents to the subject Sublease Agreement and has executed this Consent to Sublease Agreement in      , dated _____ day of ________, 2005.
Elk Property Management Limited

Per:
Title:
I/We have the authority to bind the Corporation.
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